Exhibit 10.2

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is being made as of this 1st day of April, 2010 between iPARTY CORP., a Delaware corporation (the "Company") and DORICE DIONNE, an individual residing at 288 Huron Avenue, Cambridge, Massachusetts (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of March 22, 2007, which agreement was amended on December 30, 2008 (the "Prior Employment Agreement") and which expires on March 31, 2010; and

     WHEREAS,  the  Company  and  the  Executive  desire  to  enter  into  a new
Employment  Agreement  with  the  Executive  effective  as  of  April  1,  2010.

     NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Term  of  Employment.  Except  for  earlier  termination as provided in
Section 11 hereof, the Executive's employment under this Agreement shall be for a period commencing on April 1, 2010 and expiring on March 31, 2013 (the "Initial Term") and shall automatically renew for successive additional terms of one (1) year each (each a "Renewal Term"), unless earlier terminated as provided in this Agreement. The Initial Term and any Renewal Terms are hereinafter collectively referred to as the "Employment Term.".

     2.  Duties,  Responsibilities  and  Positions.

     (a) During the Employment Term, the Executive shall serve as Senior Vice President--Merchandising of the Company and perform all duties and accept all responsibilities incidental to such position, as may be assigned to her from time to time. The Executive shall be subject at all times to the general supervision, orders, advice and direction of the Chief Executive Officer of the Company. The Executive shall also cooperate fully with the Board of Directors of the Company (the "Board") and other executive officers of the Company.

     (b) Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from any other office or offices within the Company and any subsidiary of the Company that the Executive may then hold.

     (c) During the Employment Term, the Executive shall devote substantially all her full working time, energy and efforts to the business of the Company; provided, however, that the Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of her duties and responsibilities hereunder, to manage her personal and family financial and legal affairs and to serve on civic, not-for-profit and charitable industry boards and advisory committees. The Executive shall only serve on for-profit corporate boards of directors and advisory committees if approved in advance, in writing, by the Chief Executive Officer or the Board.
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     (d)  The Executive represents to the Company that (i) the Executive has the legal capacity to execute and perform this Agreement and (ii) that she is not currently subject to or bound by any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit the Executive from executing this Agreement and performing fully her duties and responsibilities hereunder, or which would in any manner, directly or indirectly, materially limit the duties and responsibilities which it is now reasonably foreseeable may now or in the future be assigned to the Executive by the Chief Executive Officer or the Board.

     (e) The Executive shall at all times comply in all material respects with policies and procedures adopted by the Company applicable to executives of the Company, including without limitation, procedures and policies regarding conflicts of interest.

     3. Compensation. For all services rendered by the Executive in any capacity during the Employment Term, including without limitation, services as an officer, director, or member of any committee of the Company, or any subsidiary, affiliate or division thereof, the Executive shall be compensated as follows
(subject,  in  each  case,  to  the  provisions  of  Section  11  below):

     (a) Base Salary. During the Employment Term, the Company shall pay to the Executive a base salary on an annualized basis (the "Base Salary") as follows:
(i) for the period from April 1, 2010 through March 31, 2011, $200,850; (ii) for the period from April 1, 2011 through March 31, 2012, $206,875; (iii) for the period from April 1, 2012 through March 31, 2013, $213,082 and (iv) for any Renewal Term within thirty (30) days of the end of the Initial Term or any Renewal Term, the Compensation Committee of the Board shall determine in its sole discretion whether or not to increase the Base Salary for such Renewal Term. The term "Base Salary" as used in this Agreement shall refer to Base
Salary in effect for the applicable period set forth in the immediately preceding sentence. The Base Salary may not be decreased during the Employment Term without the consent of the Executive. The Base Salary shall be payable in accordance with the customary payroll practices of the Company. If, during the Employment Term, the Company consummates any material acquisitions or similar transactions which increase the size and scope of the Company's business, the Compensation Committee of the Board shall convene as promptly as reasonably practicable for the purpose of discussing whether or not it is appropriate to increase the Executive's Base Salary; provided, however, that no such increase shall be required.

     (b) Bonus. In addition to the Base Salary provided herein, the Executive shall be entitled to participate in, and may receive performance bonus payments under, such annual bonus plan or plans as the Compensation Committee of the Board may establish from time to time for senior executive officers of the Company. Any such performance bonus or bonuses shall be determined in the sole discretion of the Compensation Committee of the Board. Without limiting the generality of the foregoing, such performance bonus or bonuses, if paid, may be paid in stock, stock options, restricted stock, restricted stock units, cash, or any combination thereof.

     (c) Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit and equity plans and fringe benefits and prerequisites generally provided to senior executives of the Company, in each case subject to the eligibility requirements and other terms and provisions of such plans and programs. The Company may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts or benefit costs without notice in its discretion.

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     4.  Stock  Options Matters. Effective April 1, 2010, provided the Executive is then employed by the Company, the options to purchase up to 260,000 shares of common stock of the Company granted to Executive on May 27, 2009, to the extent not then vested, will become fully vested. On July 1, 2010 (the "Grant Date"), provided the Executive is then employed by the Company, the Company will grant the Executive stock options (the "Options") for an aggregate of 265,000 shares of common stock of the Company, at an exercise price equal to the closing price of the common stock on such date, pursuant to the Company's 2009 Stock Incentive Plan (the "Plan"). The Options shall comprise incentive stock options (to the extent permitted under applicable laws) and the balance shall be non-qualified stock options and shall vest as follows: options for 88,325 shares shall be vested as of the Grant Date; options for an additional 88,325 shares shall vest on June 30, 2011, provided the Executive remains continuously employed by the Company through June 30, 2011; and options for all remaining shares shall vest on June 30, 2012, provided the Executive remains continuously employed by the Company through June 30, 2012. The Options shall be subject to the terms of the Plan and the terms and conditions of the Company's standard form of option grant agreements to be entered into between the Company and the Executive as a condition of grant of the Options. In determining other equity grants to Executive under the Plan or any other equity plan of the Company, the Board of Directors will take into account any options or other equity award grants that are expiring and the Executives beneficial ownership interest in the Company's common stock, including any options.

     5. Expenses; Vacations. The Executive shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of her duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company. The Executive shall be entitled to four weeks paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies. Up to two (2) weeks accrued but unused vacation time may be carried forward from year to year; provided, however, in no event shall more than an aggregate of six (6) weeks of unused vacation time be accrued during the Employment Term.

     6. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Executive that (i) pursuant to the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended to date (the "Charter"), provides for indemnification of officers and directors of the Company and that so long as the Executive serves as an executive officer of the Company, unless required by applicable law the Charter will not be amended to limit such indemnification without the written consent of the Executive and (ii) the Company maintains an officers and directors liability insurance policy which insures the Executive (subject to the limitations contained therein) and will maintain such a policy for so long as the Executive serves as an executive officer of the Company.

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     7. Developments. All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which relate to or may be useful in the business of the Company, and which the Executive, either by herself or in conjunction with any other person or persons, has conceived, made, developed, acquired or acquired knowledge of while engaged in any activity on behalf of or while acting for the Company during the course of her employment by the Company (the "Developments"), shall, on and after the start of the Employment Term, become the sole and exclusive property of the Company. The Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey to the Company, all of her right, title and interest in and to any and all such Developments and to disclose in writing to the Board, as soon as practicable, all Developments that she believes in her good faith judgment may be of material significance to the Company, and to reduce any such Developments to writing at the request of Board if she has not already done so. At any time, and from time to time, upon the request and at the expense of the Company, the Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the reasonable opinion of counsel for the Company, are or may reasonably be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyrights; provided only that any such actions requested following termination of employment shall not unreasonably interfere with Executive's then employment, business or other activities. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Executive for all reasonable expenses incurred by her in compliance with the provisions of this
Section 7. The Developments shall not include any knowledge or information of any kind acquired by or disclosed to the Executive while serving in her capacity as a member of the board of directors of any non-Company entity, in her capacity as a private investor, or in any other circumstance during which the Executive is not or was not engaged in any activity on behalf of or acting for the Company. Furthermore, nothing herein shall preclude Executive from utilizing Developments applicable to retailing generally (whether from stores, via catalog, via e-commerce or otherwise) following termination of employment, subject always to the provisions of Section 8 below.

     8.  Non-Competition  and  Non-Solicitation.

     (a) Non-Competition. The Executive agrees that the Executive will not, during the "Restrictive Period", as defined below, engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be a director, officer, employee, owner, co-venturer, member or partner of, or use or expressly permit the Executive's name to be used by (collectively an "Engagement With"), any business, entity or organization which has a primary line of business (i.e. representing more than 4.9% of its revenue) involving the sale at retail, whether from store locations, and/or by or from direct mail, catalogues and/or websites, of party goods and/or supplies anywhere in the United States (a "Competing Entity"); provided, however, that in each case the provisions of this Section 8(a) will not be deemed breached merely because the Executive owns not more than five percent (5.0%) of the outstanding common stock of a Competing Entity, if, at the time of its acquisition by the Executive, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange; and provided, further, however, that, subject to the provisions of Section 8(b), nothing herein shall prevent the Executive from working for a business segment or department of a Competing Entity, or a subsidiary, division or other entity that controls or is controlled by a Competing Entity if (and only if), the business segment or department of the Competing Entity for which the Executive provides services, or the subsidiary, division or other entity by which the Executive has an Engagement With (as the case may be), (1) does not itself compete with the Company, and (2) the Executive does not provide any services, advice, assistance and/or guidance to any business segment or department, subsidiary, division, or other entity of the Competing Entity which competes with the Company. As used in this Section the "Restrictive Period" shall be (i) the period the Executive is employed by the Company and (ii) the period of one (1) year after the Executive ceases to be employed by the Company for any reason, or, in the case of the Executive's Engagement With any Competing Entity that operates retail stores which are located in any states where the Company has retail stores on the date of the Executive's cessation of employment, the period of eighteen (18) months period after the Executive ceases to be employed by the Company for any reason.

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     (b)  Non-Solicitation.  During  the  Restrictive Period, the Executive will not, either directly or indirectly, (i) call on or solicit (for the purpose of diverting business from the Company) any person, firm, corporation or other entity who or which at the time of such termination was, or within one (1) year prior thereto had been, a customer of the Company or (ii) solicit the employment of any person (other than any family member) who was employed the Company on a full or part-time basis at any time during the six (6) months prior to the termination of Executive's employment, unless such person prior to such solicitation of employment was involuntarily discharged by the Company.

     9. Confidential Information. The Executive recognizes and acknowledges that by reason of her employment by and service to the Company, she has had and will have access to confidential information of the Company and its affiliates, including without limitation, information and knowledge pertaining to products and services offered, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its customers, clients, suppliers and others who have business dealings with the Company (collectively, "Confidential Information"). The Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that she will not, either during or at any time after the end of the Employment Term, use or disclose any such Confidential Information to any person or entity for any reason whatsoever (except as her duties described herein may require) without the prior authorization of the Board, unless such information is in or enters the public domain through no fault of the Executive or is otherwise lawfully known by third parties. In the event the Executive becomes or may become legally compelled to disclose any Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or other process or otherwise), the Executive shall provide to the Board prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 9. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions this
Section 9, the Executive shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed, and shall use her best efforts to insure that confidential treatment shall be afforded such disclosed portion of the Confidential Information.

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     10.  Equitable  Relief.

     (a) The Executive acknowledges that the restrictions contained in Sections 7, 8 and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. The Executive represents that her experience and capabilities are such that the restrictions contained in Section 8 hereof will not prevent the Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this Agreement. THE EXECUTIVE FURTHER REPRESENTS AND ACKNOWLEDGES THAT (i) SHE HAS BEEN ADVISED BY THE COMPANY TO CONSULT HER OWN LEGAL COUNSEL IN RESPECT OF THIS AGREEMENT, (ii) THAT SHE HAS HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS AGREEMENT, TO REVIEW THOROUGHLY THIS AGREEMENT WITH HER COUNSEL, AND (iii) SHE HAS READ AND FULLY UNDERSTANDS THE TERMS AND PROVISIONS OF THIS AGREEMENT.

     (b) The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 7, 8 or 9 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 7, 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

     (c) The Company and the Executive each irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Agreement, including without limitation, any action for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Massachusetts, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court. The Company and the Executive each also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 15 hereof.

     (d) The Executive agrees that she will provide a copy of Sections 7, 8 and 9 of this Agreement to any for-profit business or enterprise (i) which she may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which she may be connected with as an officer, director, employee, partner, principal, agent, representative, or consultant, or in connection with which she may use or expressly permit her name to be used; provided, however, that this provision shall not apply in respect of Section 8 of this Agreement after expiration of the time periods set forth therein.

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     11.  Termination.

     (a) Cause. Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Term, the Executive is terminated "For Cause" (as defined below) then the Company shall have the right to give notice of termination of the Executive's services hereunder as of a date to be specified in such notice, and the Employment Term shall terminate on the date so specified. Termination "For Cause" shall mean the Executive shall (i) be charged with the commission of a felony crime; (ii) commit any act or omit to take any action in bad faith and to the detriment of the Company; (iii) intentionally fail to follow any commercially reasonable and lawful direction of the Chief Executive Officer or the Board and continue to fail to follow such direction within ten (10) days of written notification of same; (iv) commit an act of fraud against the Company; (v) knowingly provide materially false information concerning the Company to the Board, any governmental body, any regulatory agency, any lender or other financing source of the Company, or any shareholder of the Company; or (vi) breach any term of this Agreement and fail to correct such breach within ten (10) days after written notice of commission thereof. In the event that this Agreement is terminated "For Cause" pursuant to this Section 11(a), then the Executive shall be entitled to receive only the Base Salary at the rate provided in Section 3(a) to the date on which termination shall take effect, any accrued vacation and unpaid expenses as contemplated under Section 5, and (iii) any performance bonus earned and unpaid for any prior plan periods and, if applicable under any performance bonus plan for the year of termination, the amount, if any, earned thereunder to the date of termination (collectively, "Accrued Bonus Payments").

     (b) Disability. In the event of the Disability of the Executive, as defined below, then Executive or the Company may terminate the Executive's employment hereunder upon thirty (30) days' written notice to the other. In the event of termination as a result of Executive's Disability, no further compensation shall be payable to the Executive, except that the Company shall pay or provide: (i) any accrued and unpaid Base Salary as contemplated under Section 3(a) up to the effective date of termination of employment, (ii) any accrued vacation and unpaid expenses as contemplated under Section 5, (iii) any Accrued Bonus Payments, (iv) the Executive's benefits set forth in Section 3(c), or comparable benefits, for a period of six (6) months from such date of termination and (v) make severance payments to the Executive for a period of six (6) months following her date of termination in an amount equal to the rate of Base Salary, in effect at the date of termination less the total amount of disability benefits, if any, payable to Executive under any disability plan or policy maintained by the Company.

     As used hereunder, "Disability" shall mean (A) the inability of the Executive to engage in any substantial gainful employment activity on behalf of the Company, with or without reasonable accommodation, as that term is defined under applicable state or federal law, by reason of any medically determinable physical or mental impairment (1) that can be expected to result in death or to last for a continuous period of not less than 12 months; or (2) that can be expected to result in death or to last for a continuous period of not less than 12 months and the Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company's employees; or (B) the Executive shall be determined to be totally disabled by the U.S. Social Security Administration ("SSA"). A determination of Disability (other than a determination by the SSA) shall be made by a physician satisfactory to both the Executive and the Company; provided, that, if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all the parties to this Agreement.

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     (c)  Death.  In the event that the Executive shall die, then her employment shall terminate on the date of her death, and no further compensation shall be payable to the Executive, except for any accrued and unpaid Base Salary as contemplated under Section 3(a), any accrued vacation and unpaid expenses as contemplated under Section 5, any Accrued Bonus Payments and as may otherwise be provided under any insurance policy or similar instrument.

     (d) Termination Without Cause. In the event that the Company terminates this Agreement or the Executive's employment with the Company for any reason, other than as provided under Section 11(a), 11(b), and 11(c), then the Executive's employment shall terminate upon thirty (30) days' written notice to the Executive and, the Company shall be obligated to pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such termination in accordance with Section 3(a), and reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with Section 5, and any Accrued Bonus Payments. In addition, subject to the provisions of Section 11(h) hereof and the Executive's compliance (and continued compliance) with the provisions of Sections 7, 8 and 9 hereof, (i) the Company shall pay to the Executive a severance payment equal to twelve (12) months salary at the Base Salary as then in effect, payable in twelve (12) equal monthly installments and (ii) for such twelve (12) month period, the Executive shall be entitled to continue to receive her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by the Company of applicable "COBRA" payments (collectively (i) and (ii) are called the "Severance Payments"). Except as set forth in Section 11(j), the Severance Payments shall commence no earlier than seven (7) working days after the Company receives the executed release and resignations required under Section 11(h) and no later than 60 days after the date of the Executive's termination, the exact payment date to be determined by the Company in its sole discretion, provided that the Executive timely executes and returns the release and does not subsequently revoke such execution. In no event shall any Severance Payments hereunder be made to the Executive later than December 31 of the second calendar year following her termination.

     (e) Change of Control. Subject to the provisions of Sections 11(i) and 11(j), in the event that the Company shall terminate this Agreement or the Executive's employment hereunder pursuant to the provisions of Section 11(d) within thirteen (13) months following a Change in Control (as defined below) or the Executive shall terminate this Agreement and the Executive's employment hereunder for Good Reason (as defined in Section 11(g)) within thirteen (13) months following a Change in Control, then, in lieu of (and not in addition to) the amounts to be paid (and benefits to be provided) by the Company pursuant to
Section 11(d) or Section 11(g), the Company shall have no further obligations under this Agreement to the Executive other than the obligation to: (i) pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such termination in accordance with Section 3(a), (ii) reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with Section 5, and pay any Accrued Bonus Payments and (iii) subject to the provisions of Sections 11(h), 11(i) and 11(j), pay to the Executive a lump sum amount equal to eighteen (18) months of the Executive's Base Salary, as then in effect. In addition, for the twelve (12) month period following the date of such termination, the Executive shall be entitled to continue to receive her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by the Company of applicable "COBRA" payments. Except as set forth in
Section  11(j),  such  lump sum payment set forth above shall be made within ten
(10) working days after the Company receives the executed release and resignations required under Section 11(h), but in no event later than sixty (60) days after the date of Executive's termination, provided that the Executive has not subsequently revoked such release thereunder.

     As used in this Agreement, "Change in Control" shall mean the occurrence of any one of the following events:

     (i) any Person other than an employee benefit plan of the Company or of any wholly-owned subsidiary of the Company becomes the owner of 50% or more of the combined voting power of the Company's then outstanding voting securities and thereafter individuals who were not directors of the Company prior to the date such Person became a 50% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least one-half of the Board; provided, however, such acquisition of ownership shall not constitute a Change of Control if the Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

     (ii) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Board and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least one-half of the Board of Directors; or

     (iii) the Company executes an agreement of sale, merger or consolidation which contemplates that (x) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (y) individuals who are directors of the Company when such agreement is executed shall not constitute at least one-half of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that for purposes of this paragraph (iii), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the effective date of such agreement).

     "Executive Related Party" shall mean any Affiliate or Associate of the Executive other than the Company or a Subsidiary of the Company. The terms
"Affiliate" and "Associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the term "registrant" in the definition of "Associate" meaning, in this case, the Company).

     "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on the date hereof.

     (f) Termination by Executive. In the event that the Executive desires to resign voluntarily as Senior Vice President--Merchandising, the Executive covenants to provide the Company with not less than ninety (90) days written notice of any such voluntary resignation; and further the Executive covenants to cooperate in good faith in order to facilitate a smooth transfer of authority during the period from notice of resignation to the date of termination. In the event that the Executive's employment is terminated by the Executive pursuant to this Section 11(f), then the Executive shall be entitled to receive an amount payable in a lump sum within ten (10) business days following the date of termination, equal to the sum of any accrued and unpaid Base Salary as contemplated by Section 3(a), any accrued vacation and unpaid expenses as contemplated by Section 5 and any Accrued Bonus Payments.

     (g) Good Reason. The Executive may, upon thirty (30) days written notice, terminate her employment with the Company for "Good Reason". "Good Reason" shall mean any material breach by the Company of its obligations hereunder which are not cured within thirty (30) days following receipt of written notice from the Executive detailing such breach and such notice is sent by the Executive within ninety (90) days after the occurrence of such an event. The parties agree that a material breach shall mean (x) any material diminution in the Executive's duties, authority, reporting relationships or responsibilities (whether or not accompanied by a title change) not consented to by the Executive, and (y) the relocation of the principal executive offices of the Company a distance of more than 35 miles from its current location not consented to by the Executive. In the event that the Executive terminates her employment with the Company for Good Reason, the Company shall be obligated to pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such termination in accordance with Section 3(a), reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with Section 5 and pay any Accrued Bonus Payments. In addition, subject to the provisions of Section 11(h) hereof, and the Executive's compliance (and continued compliance) with the provisions of Sections 7, 8 and 9 hereof, and so long as the Executive's termination of employment shall occur within thirteen (13) months following the initial existence of one or more of the foregoing conditions constituting Good Reason hereunder, the Company shall pay and provide to the Executive the Severance Payments.

     (h) Release. Notwithstanding anything to the contrary contained in this Agreement, the Executive (or her estate) shall not be entitled to receive the payments and benefits set forth in this Section 11 (other than Base Salary through the effective date of termination in accordance with Section 3(a) hereof and reimbursement of expenses in accordance with Section 5) prior to (i) the execution, delivery and non revocation by the Executive to the Company of a valid and fully effective general release and nondisparagement agreement (in form and substance reasonably satisfactory to the Company) of all claims, including but not limited to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, which the Executive might have at such time against the Company and (ii) the resignation of the Executive from all positions of any nature which the Executive may then have held with the Company and any subsidiary of the Company.

     (i) Limitation as to Amounts Payable. Notwithstanding any provision of this Agreement to the contrary (including without limitation the provisions of Section 11(e)), if all or any portion of the amounts to be paid to the Executive under this Agreement otherwise would be a "parachute payment," as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder, the aggregate present value of the total amounts to be paid to the Executive under this Agreement shall be limited to an amount that is less than three times the Executive's "annualized includible compensation for the base period," as defined in section 280G(d) of the Code and any Treasury Regulations thereunder; provided, however, that in no event shall the amount payable under this Agreement be reduced pursuant to this
Section 11(i) to less than the maximum amount that may be paid to the Executive without causing any portion of such amount to become nondeductible under section 280G of the Code and subject to the excise tax imposed by section 4999 of the Code. The determination of the Executive's "annualized includible compensation for the base period" and the deductibility of payments made pursuant to this Agreement shall be made by the independent outside accounting firm regularly retained by the Company. For purposes of this Section 11(i), "present value" shall be determined in accordance with section 280G of the Code and the Treasury Regulations thereunder.

     (j) Coordination with Section 409A of the Code. Notwithstanding anything to the contrary set forth in this Section 11, in the event that the Executive is determined to be a "key employee" as defined by Section 416(i) of the Code (without regard to paragraph 5), to the extent necessary to comply with Section 409A of the Code, and the Treasury Regulations thereunder, any payments or distributions due the Executive under this Agreement as a result of or following any separation from service shall not be made before the date which is 6 months after the date of separation from service (or if earlier, the date of death of the Executive). All payments that would have been made to the Executive during such six (6) month period shall be made in a lump sum on the date six (6) months and two days after the Executive's date of separation from service and all remaining payments (if any) shall commence on the next regular payroll date in the seventh (7th) month following the Executive's date of separation from service. Notwithstanding anything to the contrary contained in this Agreement, Executive's termination of employment shall occur only upon his "separation from service" within the meaning of Treasury Regulations Section 1.409A-1(h). For all purposes of Section 409A of the Code and the related Treasury Regulations, the Executive's entitlement to severance pay pursuant to this Agreement shall be treated as an entitlement to a series of separate payments. All payments and benefits provided under this Agreement are intended to either comply with or be exempt from Section 409A of the Code and the terms hereof shall be administered and construed accordingly, provided that nothing in this Agreement shall constitute an agreement not to withhold any sums required under Section 409A or to assume any liability for withholdings necessary under Section 409A.

     12. Survival. Except as otherwise provided in this Agreement, notwithstanding the termination of this Agreement or the Executive's employment for any reason, the Executive's obligations under Sections 2(b), 7, 8 and 9 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against the Executive in
Section 10 hereof shall continue in force, along with the provisions of Sections 11(j) through 20 hereof. In addition, the obligations of the Company set forth in Section 11 shall survive any termination (as applicable) and shall remain in full force and effect until such obligations are satisfied in full (subject, as applicable, to the Executive's compliance with the provisions of Section11(h)).

     13. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by the Executive.

     14. Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

     15. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or three (3) days after being mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received): If to the
Company:

iParty Corp.
270 Bridge Street
Suite 301
Dedham, MA 02026
Attn: Corporate Secretary

With a required copy to:

Chairman of the Compensation Committee
of the Board of Directors
c/o iParty Corp.
270 Bridge Street
Dedham, MA 02026

If to the Executive:

Dorice Dionne
288 Huron Avenue
Cambridge, MA 02138

     16. Remedies Cumulative; No Waiver. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

     17. Binding Effect. The Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of the Executive's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Executive and her heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section 13.

     18.  Entire  Agreement;  Contents  of  Agreement.

     (a) Effective as of April 1, 2010, this Agreement sets forth the entire understanding among the parties hereto with respect to the subject matter hereof. This Agreement cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and approved by the Board and executed on behalf of the Company by a duly authorized officer. The Executive acknowledges that the effect of this provision is that no oral modifications of any nature whatsoever to this Agreement shall be permitted.

     (b) The Executive acknowledges that from time to time, the Company may establish, maintain and distribute manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

     19. Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     20. Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, without giving effect to the rules governing the conflicts of laws.

                   [Signatures Appears on the Following Page]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above. iPARTY CORP.


                                          By:  /s/ DAVID ROBERTSON
                                               -------------------
                                          Name:  David Robertson
                                          Title: Chief Financial Officer


                                          /s/ DORICE DIONNE
                                          -----------------
                                          Dorice Dionne